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Metropolitan Life Insurance Company
1095 Avenue of the Americas, 19th Floor
New York, NY 10036
212 578-2211                                                   (METLIFE(R) LOGO)

JOHN R. MURPHY
Associate General Counsel
Law Department
Tel 212 578-3096 Fax 212 251-1596

November 2, 2009

Board of Directors
Metropolitan Life Insurance Company
200 Park Plaza
New York, NY 10166

Dear Sirs:

This opinion is furnished in connection with the proposed offering of certain variable annuity contracts ("Contracts") issued by Metropolitan Life Insurance Company ("Metropolitan") under Registration Statement No. 333-161093/811-04001, as amended ("Registration Statement") and described therein, filed by Metropolitan Life Variable Annuity Separate Account II ("Account") under the Securities Act of 1933, as amended.

I have made such examination of law and examined such records of Metropolitan (including the Account) and other documents as in my judgment are necessary or appropriate to render the opinion expressed below. In my opinion:

1. Metropolitan is a corporation duly organized and validly existing under the laws of the State of New York.

2. The Account is a separate account duly established pursuant to Section 4240 of the New York Insurance Law, and the income, gains and losses, whether or not realized from assets allocated to the Account, in accordance with the Contracts, must be credited to or charged against the Account without regard to other income, gains or losses of Metropolitan.

3. The offer and sale by Metropolitan of the Contracts have been duly authorized and each Contract, when delivered and when the first purchase payment thereunder is made, all in accordance with the prospectus ("Prospectus") included in the Registration Statement and in compliance with the applicable local law, will be a legal and binding obligation of Metropolitan in accordance with its terms. Owners of Contracts, as such, will not be subject to any deductions and charges by Metropolitan other than those described or referred to in the Prospectus.


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Board of Directors                                              November 2, 2009
Page 2


I hereby consent to the use of this opinion as Exhibit 9 to the Registration Statement.

Very truly yours,


John R. Murphy

JRM/se